Exhibit 10.2

Execution Version

RETIREMENT CONSIDERATIONS AGREEMENT

This Retirement Considerations Agreement and General Release (this “Retirement Agreement”) dated April 25, 2019 is entered into by and between Antonio Pera (“Mr. Pera”) and Endo Health Solutions Inc. (the “Company”), a wholly-owned subsidiary of Endo International plc (“Endo”). Mr. Pera and the Company may be referred to herein as the “Parties.”

WHEREAS, Mr. Pera is serving as President, Par Pharmaceutical, pursuant to an Agreement entered into on December 5, 2016 (the “Employment Agreement”);

WHEREAS, Mr. Pera has given notice of his resignation as President, Par Pharmaceutical and that his employment with the Company shall terminate; and

WHEREAS, the Parties desire to enter into this Retirement Agreement to set forth the Parties’ agreement as to Mr. Pera’s entitlements and continuing obligations in connection with his resignation of employment.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.	Capitalized Terms. Unless otherwise defined herein, capitalized terms shall have the meaning set forth in the Employment Agreement.

2.
Termination Date. The Parties agree that on the date hereof, Mr. Pera’s last day of employment with the Company shall be August 2, 2019 (the “Termination Date”). Effective on such date, Mr. Pera shall cease serving as President, Par Pharmaceutical and hereby resigns from all positions he holds as an officer or director with respect to the Company and its affiliates. The Company shall continue to pay Mr. Pera at his current rate of base salary (“Base Salary”) and continue all of his benefits through the Termination Date, in accordance with and subject to the terms of the Employment Agreement.

3.
Remuneration Upon Termination. The Parties acknowledge that in connection with Mr. Pera’s termination of employment with the Company, he shall be entitled to (or eligible for, as the case may be) the following:

(a)
the Company shall pay Mr. Pera all accrued but unpaid base salary and accrued and unpaid vacation on the next payroll date following the Termination Date, unreimbursed business expenses incurred by Mr. Pera in accordance with the Employment Agreement (which amount shall be reimbursed within sixty (60) days of the Company’s receipt of proper documentation from Mr. Pera), and any amount or benefit payable to Mr. Pera as provided under any pension or retirement benefit plan or program of the Company or any of its affiliates in accordance with the terms thereof;

(b)
the Company confirms that Mr. Pera meets the definition of Retirement under the Endo International plc Stock Incentive Plan (the “Plan”) and Mr. Pera’s equity awards will be afforded such treatment under the Plan and applicable award agreements. Notwithstanding the foregoing, any outstanding stock options vested on or prior to the Termination Date, or which become vested following the Termination Date, shall remain exercisable for three years following the later of the vesting of the entire award and the Termination Date (but not beyond the expiration date of the stock option award);

(c)
subject to Mr. Pera executing the general release of claims attached hereto as Annex A (the “Release”) within twenty-one (21) days following the Termination Date and not revoking his consent to such Release, the Company shall pay Mr. Pera an amount equal to the Incentive Compensation, prorated through the Termination Date, that Mr. Pera would have been entitled to receive in respect of 2019 but for the occurrence of the Termination Date with performance deemed to be achieved at target levels (and not adjusted for personal performance or actual Company performance for 2019), with such amount payable in a lump sum within sixty (60) days following the Termination Date; and

(d)
subject to Mr. Pera executing the Release within twenty-one (21) days following the Termination Date and not revoking his consent to the Release, Mr. Pera shall receive continued coverage for himself and his eligible dependents under any health, medical, dental, vision and life insurance programs in which he was eligible to participate as of the Termination Date for eighteen (18) months following the Termination Date on the same basis as active employees (the “Benefit Extension Period”). At the end of the Benefit Extension Period, Mr. Pera shall have the option, at Mr. Pera’s expense, to elect continued COBRA coverage for himself and his eligible dependents for up to an additional eighteen (18) months. Notwithstanding the foregoing, the Company may, in its discretion, provide substantially similar coverage outside of the Company’s benefit plans if the Company reasonably determines that providing such alternative coverage is appropriate to minimize potential adverse tax consequences and penalties and the coverage provided hereunder shall become secondary to any coverage provided to Mr. Pera by a subsequent employer and to any Medicare coverage for which Mr. Pera becomes eligible. Mr. Pera is responsible for any taxes (other than taxes that are the Company’s responsibility) that may be due based upon the value of the benefits provided.

4.	Consulting Services.

(a)	For a period beginning on the Termination Date and ending December 30, 2019 (the “Consulting Period”), Mr. Pera agrees to perform for Endo services related to company business and legal matters as reasonably directed by the Board of Directors of Endo (the “Board”) and/or chief executive officer of Endo (the “Services”) and commensurate with Mr. Pera’s prior level of position and knowledge. The Parties reasonably expect that the performance of the services will not require Mr. Pera to work more than twenty percent (20%) of the average level of services performed by Mr. Pera during the thirty-six (36) months immediately preceding the Termination Date. All Services will be performed by Mr. Pera with a level of skill and care generally exercised by others performing the same or similar services. In performing the Services, Mr. Pera will comply fully with all applicable laws, and all applicable policies of Endo and its affiliates.

(b)	In exchange for the Services performed hereunder:

(i)
Endo agrees to pay Mr. Pera an aggregate amount equal to $250,000 in cash, which shall be payable in substantially equal portions over the duration of the Consulting Period no less frequently than monthly; and

(ii)
Endo shall reimburse Mr. Pera for any reasonable and documented out of pocket travel and meal expenses incurred by Mr. Pera in providing the Services, provided that they are consistent with Endo’s travel policy (as applicable to Mr. Pera immediately prior to his Termination Date) and that appropriate proof of expenditure is provided.

(c)
Either Party may terminate the Services by written notice at any time. Upon a termination of the Services under this Section 4(c), no further payments or benefits shall be due to Mr. Pera under Section 4(b) of this Agreement except for any accrued but unpaid consulting fees or other amounts due through the date of termination of the Services; provided that upon a termination of the Services by Endo under circumstances that would not have constituted Cause under the Employment Agreement had such termination occurred during the Employment Term, Mr. Pera shall remain entitled to the payments and benefits set forth in Section 4(b) through the Consulting Period.

(d)
In all matters relating to the Services, Mr. Pera shall be acting as an independent contractor. Neither Mr. Pera, nor any affiliated employees or subcontractors of Mr. Pera, shall be the agent(s) or employees(s) of Endo under the meaning or application of any federal or state laws, including but not limited to unemployment insurance or worker’s compensation laws. Mr. Pera will be solely responsible for all income, business or other taxes such as social security and unemployment payable as a result of fees paid for the Services. Mr. Pera shall not sign any agreements or make any commitments on behalf of Endo, or bind Endo in any way, nor shall Mr. Pera make any public statements on behalf of or with respect to Endo, in each case without prior express written authorization from Endo.

5.	Confidentiality. The Article entitled “Records and Confidential Data” as set forth in Section 10 of the Employment Agreement shall continue to apply.

6.	Restrictive Covenants.

(a)
The Article entitled “Covenant Not to Solicit, Not to Compete, Not to Disparage, to Cooperate in Litigation and Not to Cooperate with Non-Governmental Third Parties” as set forth in Section 11 of the Employment Agreement, is incorporated by reference herein and the periods set forth therein shall commence upon the Termination Date. With regard to Section 11(d) “Cooperation in Any Investigations and Litigation; No Cooperation with Non-Governmental Third Parties”, in addition to being reimbursed for expenses as set forth therein, Mr. Pera will also be reimbursed for the fair market value of his time at a rate to be agreed upon between the Parties prior to such cooperation. If Mr. Pera reasonably determines that he should be represented by counsel in connection with any matter described in Section 11(d), he shall be represented by counsel selected by Endo, which may be (at Endo’s election) the same counsel representing Endo or its affiliates in such matter unless Mr. Pera reasonably determines that he should be separately represented due to Endo’s counsel having an actual conflict of interest, in which case Endo shall agree to, and shall, pay the reasonable costs and expenses of separate counsel selected by Endo in consultation with Mr. Pera for matters with respect to which Mr. Pera is cooperating with Endo pursuant to Section 11(d). The Company’s right to injunctive relief and additional remedies as set forth in Section 12 of the Employment Agreement shall continue to apply.

(b)
Pursuant to 18 U.S.C. § 1833(b), Mr. Pera understands that he will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret of the Company or its affiliates that (i) is made (A) in confidence to a Federal, State, or local government official, either directly or indirectly, or to Mr. Pera’s attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.  Mr. Pera understands that if he files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Mr. Pera may disclose the trade secret to his attorney and use the trade secret information in the court proceeding if he (x) files any document containing the trade secret under seal, and (y) does not disclose the trade secret, except pursuant to court order.  Nothing in this Retirement Agreement, or any other agreement that Mr. Pera has with the Company or its affiliates, is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section.

(c)
Notwithstanding anything set forth in this Retirement Agreement to the contrary, Mr. Pera shall not be prohibited from reporting possible violations of federal or state law or regulation to any governmental agency or entity or making other disclosures that are protected under the whistleblower provisions of federal or state law or regulation, nor is Mr. Pera required to notify the Company regarding any such reporting, disclosure or cooperation with the government.

7.	Representations and Warranties.

(a)	Mr. Pera represents, warrants and confirms that:

(i)
He has no claims, complaints, charges or lawsuits pending against Company or any of the Releasees. Mr. Pera further covenants and agrees that neither he nor his heirs, executors, administrators, successors or assigns shall seek, accept or be entitled to any personal recovery or damages in any proceeding of any nature whatsoever against Company or any of the Releasees arising out of any of the matters released in Annex A hereof;

(ii)
He represents and agrees that, except for any concerns which he has previously identified to the Company or of which the Board is aware, he is not aware of and has not engaged in any violations of any laws, rules or regulations with respect to any accounting, financial, reporting, regulatory or any other matters at the Company or its affiliates by any of their respective officers, directors, employees, agents or any other person providing services to them. The Company represents and agrees that, as of the date hereof, the Company is not aware of any violations of laws, rules or regulations by Mr. Pera in the performance of his duties on behalf of the Company or of any claims or actions that it might reasonably be expected to have against him.

(iii)	He has no disagreements, complaints or grievances as to the Company’s handling of any family or medical leave taken or requested by Mr. Pera while employed with the Company;

(iv)	He has not suffered any work-related injury or illness, other than those previously reported in writing to the Company;

(v)	He has not engaged in and is not aware of any unlawful conduct in relation to any business of the Company;

(vi)	He has carefully read and fully understands all of the provisions of this Retirement Agreement;

(vii)
He is entering into this Retirement Agreement, including the releases and covenants set forth herein, knowingly, freely and voluntarily in exchange for good and valuable consideration to which he is not otherwise entitled;

(viii)	In executing this Retirement Agreement, Mr. Pera has not relied upon any representation or statement by any person, other than those set forth herein, with regard to the subject matter, basis or effect of this Retirement Agreement or otherwise.

(b)
If any of the statements in this Section 7 are not true, Mr. Pera should not sign this Retirement Agreement and should notify the Company immediately, in writing, of the statements that are not true. Such notice will not automatically disqualify Mr. Pera from receiving these benefits, but will require Company review and consideration.

8.
Other Company Policies. Mr. Pera agrees that he shall continue to be bound by and comply with the terms of his confidentiality obligations to the Company and any other policies of Endo and its affiliates that survive termination of employment.

9.	Indemnification. From and after the date hereof, Mr. Pera shall be indemnified by the Company to the extent provided for in Section 14(c) of the Employment Agreement.

10.
Nondisparagement. Mr. Pera covenants that he will not at any time disparage or encourage or induce others to disparage the Company or its affiliates, together with all of their respective past and present directors and officers, as well as their respective past and present managers, officers, shareholders, partners, employees, agents, attorneys, servants and customers and each of their predecessors, successors and assigns (collectively, the “Company Entities and Persons”); provided, that such limitation shall extend to past and present managers, officers, shareholders, partners, employees, agents, attorneys, servants and customers only in their capacities as such or in respect of their relationship with the Company and its affiliates. The Company shall instruct its officers and directors not to make or issue any statement that disparages Mr. Pera to any third parties or otherwise encourage or induce others to disparage him. The term “disparage” includes, without limitation, comments or statements adversely affecting in any manner (i) the conduct of the business of the Company Entities and Persons or Mr. Pera, or (ii) the business reputation of the Company Entities and Persons or Mr. Pera. Nothing in this Retirement Agreement is intended to or shall prevent either party from providing, or limiting testimony in any judicial, administrative or legal process or otherwise as required by law.

11.
Section 409A; Other Tax Matters. The Parties intend for the payments and benefits under this Retirement Agreement to be exempt from Section 409A of the Internal Revenue Code (“Section 409A”) or, if not so exempt, to be paid or provided in a manner which complies with the requirements of such section, and intend that this Retirement Agreement shall be construed and administered in accordance with such intention. Any payments that qualify for the “short-term deferral” exception or another exception under Section 409A shall be paid under the applicable exception. For purposes of the limitations on nonqualified deferred compensation under Section 409A, each payment of compensation under this Retirement Agreement shall be treated as a separate payment of compensation. Notwithstanding any other provision of this Retirement Agreement, the Company may withhold from amounts payable under this Retirement Agreement all amounts that are required or authorized to be withheld, including, but not limited to, federal, state, local and foreign taxes required to be withheld by applicable laws or regulations.

12.
Governing Law and Choice of Venue. This Retirement Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without reference to any choice of law rules. Any action for breach of this Retirement Agreement shall be brought in federal court in Philadelphia or in state court in Chester County, Pennsylvania, if the federal court does not have jurisdiction. In the event that any one or more of the provisions of this Retirement Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder hereof shall not in any way be affected or impaired thereby.

13.
Entire Agreement. This Retirement Agreement sets forth the entire agreement between Mr. Pera and the Company concerning the termination of Mr. Pera’s employment and except as otherwise provided herein, this Retirement Agreement supersedes any other written or oral promises concerning the subject matter of this Retirement Agreement, including, without limitation, those set forth in the Employment Agreement.

14.
Incorporation by Reference. Sections 14(a), 14(d), 14(m), 14(n) and 14(q) of the Employment Agreement (but applicable in each case to this Retirement Agreement rather than to the Employment Agreement) shall be incorporated herein by reference.

15.	[Remainder of page left intentionally blank]

IN WITNESS WHEREOF, the Parties have executed this Retirement Agreement as of the date first set forth above.

ENDO HEALTH SOLUTIONS INC.

By: /s/ PAUL V. CAMPANELLI
Name: Paul Campanelli
Title: President & Chief Executive Officer

EXECUTIVE

/s/ ANTONIO PERA
ANTONIO PERA

[RETIREMENT AGREEMENT SIGNATURE PAGE]

Annex A

THIS RELEASE AGREEMENT (the “Release”) is made by and between Antonio Pera (“Executive”) and Endo Health Solutions, Inc. (the “Company”).

1.    FOR AND IN CONSIDERATION of the payments and benefits provided in Section 3(b), (c) and (d) of the Retirement Considerations Agreement and General Release between Executive and the Company dated as of April 25, 2019, Executive, for himself, his successors and assigns, executors and administrators, now and forever hereby releases and discharges the Company, together with all of its past and present parents, subsidiaries, and affiliates, together with each of their officers, directors, stockholders, partners, employees, agents, representatives and attorneys, and each of their subsidiaries, affiliates, estates, predecessors, successors, and assigns (hereinafter collectively referred to as the “Releasees”) from any and all rights, claims, charges, actions, causes of action, complaints, sum of money, suits, debts, covenants, contracts, agreements, promises, obligations, damages, demands or liabilities of every kind whatsoever, in law or in equity, whether known or unknown, suspected or unsuspected, which Executive or Executive’s executors, administrators, successors or assigns ever had, now has or may hereafter claim to have by reason of any matter, cause or thing whatsoever; arising from the beginning of time up to the date Executive executes the Release: (i) relating in any way to Executive’s employment relationship with the Company or any of the Releasees, or the termination of Executive’s employment relationship with the Company or any of the Releasees; (ii) arising under or relating to the Employment Agreement (as defined in the Retirement Agreement); (iii) arising under any federal, local or state statute or regulation, including, without limitation, the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, the Equal Pay Act, any claims arising under the provisions of the False Claims Act; 31 U.S.C. § 3730, including, but not limited to, any right to personal gain with respect to any claim asserted under its “qui tam” provisions, Sections 1981 through 1988 of Title 42 of the United States Code, the Immigration Reform and Control Act, the Workers Adjustment and Retraining Notification Act, the Occupational Safety and Health Act, the Family and Medical Leave Act, the Fair Labor Standards Act of 1938, Executive Order 11246, the Pennsylvania Human Relations Act, the Pennsylvania Whistleblower Law and/or the applicable state or local law or ordinance against discrimination, each as amended; (iv) relating to wrongful employment termination or breach of contract; or (v) arising under or relating to any policy, agreement, understanding or promise, written or oral, formal or informal, between the Company and any of the Releasees and Executive; provided, however, that notwithstanding the foregoing, nothing contained in the Release shall in any way diminish or impair: (a) any rights Executive may have, from and after the date the Release is executed; (b) any rights to indemnification that may exist from time to time under the Company’s certificate of incorporation or bylaws, or state law or any other indemnification agreement entered into between Executive and the Company; (c) any rights Executive may have under any applicable general liability and/or directors and officers insurance policy maintained by the Company; (d) any rights Executive may have to vested benefits under employee benefit plans or incentive compensation plans of the Company; (e) any rights Executive may have as a general shareholder of the Company; (f) Executive’s ability to bring appropriate proceedings to enforce the Release;

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(g) any rights Executive may have that arise under (and that are preserved by) the Retirement Agreement; and (h) any rights or claim Executive may have that cannot be waived under applicable law (collectively, the “Excluded Claims”). Executive further acknowledges and agrees that, except with respect to Excluded Claims, the Company and the Releasees have fully satisfied any and all obligations whatsoever owed to Executive arising out of Executive’s employment with the Company or any of the Releasees, and that no further payments or benefits are owed to Executive by the Company or any of the Releasees. Nothing in this Release is intended to prohibit or restrict Executive’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment; provided that Executive hereby waives the right to recover any monetary damages or other relief against any Releasees.

2.    Executive understands and agrees that, except for the Excluded Claims, Executive has knowingly relinquished, waived and forever released any and all rights to any personal recovery in any action or proceeding that may be commenced on Executive’s behalf arising out of the aforesaid employment relationship or the termination thereof, including, without limitation, claim for back pay, front pay, liquidated damages, compensatory damages, general damages, special damages, punitive damages, exemplary damages, costs, expenses and attorneys’ fees.

3.    Executive acknowledges and agrees that Executive has been advised to consult with an attorney of Executive’s choosing prior to signing the Release. Executive understands and agrees that Executive has the right and has been given the opportunity to review the Release with an attorney of Executive’s choice should Executive so desire. Executive also agrees that Executive has entered into the Release freely and voluntarily. Executive further acknowledges and agrees that Executive has had at least twenty-one (21) calendar days to consider the Release, although Executive may sign it sooner if Executive wishes. In addition, once Executive has signed the Release, Executive shall have seven (7) additional days from the date of execution to revoke Executive’s consent and may do so by writing to: Senior Vice President, Total Rewards and HR Operations, Endo, 1400 Atwater Drive, Malvern, PA 19355. The Release shall not be effective, and no payments shall be due hereunder, earlier than the eighth (8th) day after Executive shall have executed the Release and returned it to the Company, assuming that Executive had not revoked Executive’s consent to the Release prior to such date.

4.    It is understood and agreed by Executive that any payment made to Executive is not to be construed as an admission of any liability whatsoever on the part of the Company or any of the other Releasees, by whom liability is expressly denied.

5.    The Release is executed by Executive voluntarily and is not based upon any representations or statements of any kind made by the Company or any of the other Releasees as to the merits, legal liabilities or value of Executive’s claim. Executive further acknowledges that Executive has had a full and reasonable opportunity to consider the Release and that Executive has not been pressured or in any way coerced into executing the Release.

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6.    The exclusive venue for any disputes arising hereunder shall be the state court in Chester County, Pennsylvania or federal courts located in Philadelphia, and each of the parties hereto irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. Each of the parties hereto also agrees that any final and unappealable judgment against a party hereto in connection with any action, suit or other proceeding may be enforced in any court of competent jurisdiction, either within or outside of the United States. A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment.

7.    The Release and the rights and obligations of the parties hereto shall be governed and construed in accordance with the laws of the State of Pennsylvania, without regard to the application of any choice of law rules that would result in the application of another state’s laws. If any provision hereof is unenforceable or is held to be unenforceable, such provision shall be fully severable, and this document and its term shall be construed and enforced as if such unenforceable provision had never comprised a part hereof, the remaining provisions hereof shall remain in full force and effect, and the court construing the provisions shall add as a part hereof a provision as similar in term and effect to such unenforceable provision as may be enforceable, in lieu of the unenforceable provision.

8.    The Release shall inure to the benefit of and be binding upon the Company and its successors and assigns.

IN WITNESS WHEREOF, Executive and the Company have executed the Release as of the date and year provided below.

IMPORTANT NOTICE: BY SIGNING BELOW YOU RELEASE AND GIVE UP ANY AND ALL LEGAL CLAIMS, KNOWN AND UNKNOWN, THAT YOU MAY HAVE AGAINST THE COMPANY AND RELATED PARTIES.

ENDO HEALTH SOLUTIONS INC.             Antonio Pera

Dated:____________________            Dated:__________________

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